EXHIBIT 99.1


                            ATTICUS CAPITAL LLC
                            152 West 57th Street
                             New York, NY 10019
                 Tel: (212) 373-0800 * Fax: (212) 373-0801


March 8, 2005

BY FACSIMILE & FEDEX

The Board of Directors
Ashland Inc.
50 E. River Center Boulevard
Covington, KY 41012-0391

Dear Directors:

Atticus Capital, L.L.C. ("Atticus") is an investment management firm with assets under management exceeding $5 Billion. Our portfolio includes a significant investment in Ashland Inc. ("Ashland"). We currently hold or have the right to acquire 1,904,100 shares of Ashland common stock, representing over 2.6% of the shares outstanding. As a major shareholder of Ashland, we are writing to express our concern regarding the proposed transaction with Marathon Oil Corporation ("Marathon") for the transfer of Ashland's 38% interest in Marathon Ashland Petroleum LLC ("MAP") and certain other assets (the "Proposed Transaction").

Almost one year ago, on March 18, 2004, Ashland and Marathon entered into a series of agreements (the "Transaction Agreements") contemplating the Proposed Transaction. At the time, Ashland announced that the Ashland Board of Directors had concluded that the Proposed Transaction was "fair to and in the best interests of Ashland and its shareholders." This determination was based, in part, on the opinion of Credit Suisse First Boston LLC ("CSFB") delivered on and dated as of March 18, 2004 (the "CSFB Opinion")
that "as of that date . . .. the  consideration  to be  received by Ashland shareholders . . . was fair."

Since March 18, 2004, however, much has changed. Market conditions have created what some have called the "golden age" for oil refiners. Industry analysts and executives have predicted that these conditions will persist, and that the current performance of the industry is something more than a cyclical high. This has translated into significant appreciation for refining assets. Indeed looking at the four companies CSFB identified in the CSFB Opinion as market comparables for MAP, we see the following growth in equity values since March 18, 2004:

                  Comparable                Growth in Equity Value
                  ----------                ----------------------
                  Premcor                   89%
                  Sunoco                    68%
                  Tesoro                    109%
                  Valero                    148%

This is an average growth in equity value of 103.5%, MORE THAN DOUBLING THEIR VALUES IN THE PAST YEAR!

At the time of announcing the Proposed Transaction, Ashland also stated that "Ashland's board of directors and executive management believe [the Proposed Transaction] will provide superior value to all other alternatives available to Ashland with respect to its interest in MAP." Our concern is that the conclusions of Ashland's Board of Directors, of CSFB and of management as to the superiority of the Proposed Transactions are no longer valid. If the companies that CSFB identified as comparable to MAP have doubled in value since March 18, 2004, we see no reason why the value of Ashland's interest in MAP has not grown comparably over the past year. And with such growth, we believe that such value now far exceeds the consideration being offered by Marathon in the Proposed Transaction.

To illustrate, consider the range of values offered in the CSFB Opinion. In valuing MAP, CSFB gave Ashland's interest an enterprise value ranging from $2.2 to $3.0 Billion. APPLYING THE AVERAGE RATE OF GROWTH IN EQUITY VALUE OF THE FOUR COMPANIES IDENTIFIED BY CSFB AS COMPARABLE, THE RANGE OF VALUE FOR ASHLAND'S INTEREST IN MAP WOULD NOW BE $4.5 TO $6.1 BILLION. Assuming that the other businesses that are being transferred in the Proposed Transaction have not also grown beyond the approximately $100 million in value given them last year, THIS ANALYSIS WOULD SUGGEST THAT MARATHON is ACQUIRING FROM ASHLAND ASSETS THAT HAVE GROWN IN VALUE TO APPROXIMATELY $4.6 TO $6.2 BILLION FOR A PRICE FIXED ALMOST A YEAR AGO AT JUST OVER $3 BILLION.

Given this growth in values over the past year, we believe that, CONSISTENT WITH THEIR FIDUCIARY DUTIES, THE BOARD CAN NO LONGER RECOMMEND THE PROPOSED TRANSACTION TO ASHLAND'S SHAREHOLDERS. In addition, even if required by the Transaction Agreements to seek a shareholder vote, the Board should provide shareholders with the information required to fully and fairly evaluate the inadequacy of Marathon's proposed terms. This full and fair disclosure should include updated valuation information that reflects the explosive growth in equity values among comparable companies, including the very comparables used by CSFB in their analysis. We have reviewed the preliminary proxy statement and other disclosure documents you have filed with the Securities and Exchange Commission to date and do not believe that these adequately address the changes that have occurred over the past year. We believe these changes in comparable equity values should lead the Board to withdraw its support for the Proposed Transaction unless Marathon agrees to substantially increase the consideration it is paying for MAP.

We remind you that the Transaction Agreements are conditioned upon receipt of a majority vote of Ashland's shareholders. We cannot imagine how, if well-informed of the growth in values over the past year, your shareholders will vote to approve a transaction that CONTEMPLATES SELLING A SIGNIFICANT ASHLAND ASSET AT WHAT APPEARS TO BE A 33-50% DISCOUNT.

We do not believe that Ashland's status as a minority investor should affect the Board's decision. We acknowledge that it may be difficult to sell a 38% stake to a third party for full value. But given the right Ashland has to put its interest to Marathon, we needn't speculate on the interests of third parties or even what Marathon might be expected to do if the Transaction Agreements were terminated. Ashland has stated that the Proposed Transaction was considered superior to a sale of the MAP interests under the put/call arrangements between Ashland and Marathon with respect to MAP because i) it eliminated "timing and valuation uncertainties" and
ii) was structured as tax-free to Ashland shareholders. We believe that the disparity that has grown over the past year between fair value and the Proposed Transaction eclipse these concerns.

Under the put/call arrangements between Ashland and Marathon, Ashland may put its interests in MAP at a purchase price equal to the fair market value of the interest less a discount of 15% (or 10% to the extent the purchase price is paid in equity securities). This, we assume, would be a taxable transaction. Under the terms of the put/call arrangement, the price to be paid by Marathon is to be based upon "the fair market value of the combined common equity of the Company as of the relevant [exercise date of the put or call] . . . , assuming the consummation of a transaction designed to achieve the highest value of such combined common equity." In other words, the price is Ashland's pro rata share of the value that one would expect to be paid by a willing buyer who is acquiring all the outstanding equity interests in MAP, including whatever control premium is expected to be paid. This value is to be determined through a fairly typical process of negotiation and competing opinions from nationally recognized investment banking firms. At the outside, the process can take, by agreement, no more than 200 days -- far less time than the current deal with Marathon has taken. While uncertainty of timing (an issue that is even more opened-ended under the Proposed Transaction) and valuation would remain a concern, we do not believe there is room for so wide a disagreement on value that three competent investment banking firms cannot reach reasonable agreement on a fair value price. More importantly, whatever the precise number, given the enormous growth in asset values we're seen in the past year, we do not believe that this fair value price -- even in a taxable transaction -- can yield a transaction value that is inferior to the Proposed Transaction.

To see why, you need simply to look at the CSFB Opinion. In it we are provided with the pre-tax equivalent value for the MAP portion of the Proposed Transaction -- $3,972 Million. In other words, we are told that a taxable transaction must involve total consideration in excess of roughly $4 Billion to be superior to the Proposed Transaction. UNDER OUR UPDATED RANGE OF VALUES, ASHLAND IS LEAVING $500 TO $1,500 MILLION OF VALUE ON THE TABLE, EVEN AFTER TAKING THE BENEFITS OF A TAX-FREE TRANSACTION INTO ACCOUNT. Furthermore, the benefit of a tax-free transaction comes with the burden of substantial ongoing restrictions on the use of cash and the company's ability to return capital to shareholders. All things being equal, shareholders should prefer a transaction that does not come with these hindrances. Finally we note that even if Marathon is successful in changing the IRS's most recent position, we are concerned that the growth in market values alone may be enough to trigger a significant tax liability for Ashland under Section 355(e).

So, in short, we ask the Board to do what we are certain it knows to be its duty. We ask you to reconsider your recommendation of the Proposed Transaction in light of current market conditions and asset valuations. We ask you to revisit the disclosure you intend to make to your shareholders on these issues to ensure that shareholders will be in a position to make a fully and fairly informed decision on whether or not to approve the Transaction Agreements. This disclosure should address how the growth in asset values has impacted the Board's, management's and their advisers' view on fairness. It should also address what tax implications may now arise from greater and greater expected trading values for "New Ashland" shares and what this means for the relative costs of a tax-free structure.

As long-term shareholders of Ashland, we continue to support the company and its management team. We appreciate the opportunity to share our views with you in hope that you find them useful. Please do not hesitate to contact me if you wish to discuss our issues. We would always welcome the opportunity to meet with members of the Board and management to have these discussions in person.


Sincerely,


/s/ Timothy R. Barakett

Timothy R. Barakett
Chairman and Chief Executive Officer